Exhibit 99.1

Tianli Announces Change of Auditor

WUHAN CITY, China , Dec. 29, 2011 /PRNewswire-Asia/ -- Tianli Agritech, Inc. (NASDAQ: OINK - News) ("Tianli" or "the Company"), a leading producer of breeder hogs and market hogs based in Wuhan City, China, announced that  based on the recommendation of its Audit Committee, it has appointed Sherb & Co., LLP ("Sherb") as the auditor of the Company. At the request of the Company, Crowe Horwath (HK) CPA Limited ("Crowe Horwath") resigned as the auditor of the Company. Sherb will perform the audit of the Company's annual financial statements for the year ending December 31, 2011.

In connection with Tianli’s initial public offering Sherb audited Tianli’s financial statements for fiscal years 2008 and 2009.  Subsequent to the IPO Sherb audited Tianli’s financial statements for fiscal year 2010.  Crowe Horwath reviewed Tianli’s financial statements for the second and third quarters of 2011 and during the course of its work found nothing that required revisions to Tianli’s prior financial statements.

“We initially determined to appoint Crowe Horwath as our auditor in the belief that it would inspire confidence in the market.  We constantly monitor our business in an effort to contain costs and improve our profitability where appropriate.  Given the current state of the market for Chinese companies, after conferring with our audit committee, our management team decided to retain our previous auditor, Sherb principally due to the resulting cost savings.   While our shareholders might deem this change to be abrupt, we hope they understand that we are acting in their best interests to improve the profitablility of our Company.” Commented  Ms. Hanying Li , Chairwoman and CEO of Tianli.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and the development of a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities. For more information about the Company, please visit http://www.tianli-china.com/.

Forward-Looking   Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Tianli Agritech, Inc.
Mr. Simon Guo
Vice President and US Representative
Phone: +1-347-343-0580
Email: simon@tianli-china.com

Investor Relations

Scott Powell ,
MZ Group, SVP
Phone:  +1-212-301-7130
Email: scott.powell@hcinternational.net
Web: http://www.mz-ir.com